                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                DVD EXPRESS, INC.

      Michael J. Dubelko hereby certifies that:

1. He is the President and the Chief Financial Officer of DVD Express, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the laws of the State of California.

2. Article IV Section B.1. of the Articles of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

            "1. Designation of Shares. The first series of Preferred Stock shall consist of 1,714,285 shares and is hereby designated "Series A Convertible Preferred Stock"."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law of the State of California. The total number of outstanding shares of the Corporation's Common Stock is 10,000,000. No shares of the Series A Convertible Preferred Stock are outstanding. The number of shares of Common Stock voting in favor of the amendment was more than 50% of the outstanding shares. The percentage vote required was a majority of the outstanding shares of Common Stock and a majority of the outstanding shares of Series A Convertible Preferred Stock.

      The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.


                          [SIGNATURE ON FOLLOWING PAGE]

Executed in the City of Los Angeles, State of California, on this 30 day of December, 1998.

                                          /s/ Michael J. Dubelko
                                          --------------------------------------
                                          Michael J. Dubelko
                                          President and Chief Financial Officer

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                DVD EXPRESS, INC.

      Michael J. Dubelko hereby certifies that:

1. He is the President and the Chief Financial Officer of DVD Express, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the laws of the State of California.

2. The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as follows:

                                      * * *

                                    ARTICLE I

      The name of this Corporation is DVD Express, Inc.

                                   ARTICLE II

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

A. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B. This Corporation is authorized to provide for, whether by bylaw, agreement or otherwise, for the indemnification of agents (as defined in Section 317 of the General Corporation Law of California (the "GCL")) of this Corporation in excess of that expressly permitted for those agents by Section 317 of the GCL, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute:

      1. this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and

      2. this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

      No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

C. Any repeal or modification of the foregoing provisions of this Article III by the shareholders of this Corporation shall not adversely affect any right or protection of a director or former director of this Corporation existing at the time of such repeal or modification.

                                   ARTICLE IV

A. Authorized Stock.

      1. This Corporation is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter referred to as the "Preferred Stock").

      2. The Preferred Stock may be divided into such number of series as the Board of Directors of this Corporation may determine. The Board of Directors of this Corporation is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of this Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of this Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

B. Designation of Preferred Stock and Determination of Powers, Preferences and Rights.

      1. Designation of Shares. The first series of Preferred Stock shall consist of 1,428,571 shares and is hereby designated "Series A Convertible Preferred Stock".

      2. Voting.

            2A. General. Except as may be otherwise provided in these terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock is then convertible.

            2B. Board Seat. The holders of the Series A Convertible Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding shall constitute a quorum of the Series A Convertible Preferred Stock for the election of directors to be elected solely by the holders of the Series A Convertible Preferred Stock. A vacancy in any directorship elected by the holders of the Series A Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Convertible Preferred Stock.

      3. Dividends. The holders of the Series A Preferred Stock will be entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation (the "Board"), out of funds of the Corporation legally available therefor, in preference and prior to the payment of any dividend on the Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock). No dividends shall be paid on shares of Common Stock unless dividends shall have been first paid, or declared and set apart for payment, to the Series A Preferred Stock in an aggregate amount equal to the product of (i) the per share dividends declared and to be paid on the Common Stock and (ii) the number of shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to the record date of such dividend. The right to dividends on shares of the Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of the Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

      4. Liquidation.

            4A. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, prior to December 31, 1999, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to $10.50 per share of Series A Preferred Stock plus dividends previously declared and unpaid thereon, if any. After such payment shall have been made in full to the holders of the Series A Convertible Preferred Stock, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and the Series A Convertible Preferred Stock, with the holders of the Series A Convertible Preferred Stock deemed to hold that number of shares equal to the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are then convertible pursuant to paragraph 6.

            4B. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, between December 31, 1999 and December 31, 2001, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount per share equal to (i) $10.50 multiplied by a fraction, (A) the numerator of which shall be 730 minus the number of days which have passed (as of the date of such distribution) since

December 31, 1999; and (B) the denominator of which shall be 730 plus (ii) dividends previously declared and unpaid thereon, if any. After such payment shall have been made in full to the holders of the Series A Convertible Preferred Stock, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and the Series A Convertible Preferred Stock, with the holders of the Series A Convertible Preferred Stock deemed to hold that number of shares equal to the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are then convertible pursuant to paragraph 6.

            4C. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after December 31, 2001, the holders of the shares of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount per share equal to the greater of (i) $7.00 per share of Series A Preferred Stock plus dividends previously declared and unpaid thereon, if any, or (ii) such amount per share as would have been payable had each such share been converted to Common Stock pursuant to paragraph 6 immediately prior to such liquidation, dissolution or winding up.

            4D. Upon any such liquidation, dissolution or winding up of the Corporation (without duplication), the holders of Series A Convertible Preferred Stock shall not be entitled to any further payment beyond that specified in subparagraphs 4A, 4B or 4C, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock and securities ranking pari pasu with respect to liquidation shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock and securities ranking pari pasu with respect to liquidation of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Convertible Preferred Stock and securities ranking pari pasu with respect to liquidation. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction, or a transaction in which the holders of the outstanding voting stock of the Corporation immediately prior to such transaction hold stock constituting a majority of the voting power of the Corporation immediately upon the consummation of such transaction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4 and paragraph 3 hereof. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

      5. Restrictions.

            5A. Restrictions Requiring Series A Preferred Shareholder Consent. For so long as 357,142 shares (appropriately adjusted for any stock split, dividend, combination, or recapitalization) of Series A Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as a series, the corporation will not:

                  (i) Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to dividends, distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series A Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to dividends, distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to dividends, distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise;

                  (ii) Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of 50% or more of its assets (except for such sales, leases, transfers or dispositions of equipment or inventory which are in the ordinary course of the Corporation's business and consistent with past practice);

                  (iii) Amend, alter or repeal its Articles of Incorporation or By-laws if the effect would be detrimental or adverse in any manner with respect to the rights of the holders of the Series A Convertible Preferred Stock (except that the Corporation may complete a `reverse split' of its Common Stock without the consent of the holders of the Series A Preferred Stock);

                  (iv) Redeem or otherwise acquire any shares of Common Stock in excess of an aggregate of five hundred thousand (500,000) shares; or

                  (v) Enter into any agreement that would restrict the Corporation's ability to perform its contracted obligations to the holders of the Series A Preferred Stock.

            5B. Restrictions Requiring Board Consent. For so long as 357,142 shares (appropriately adjusted for any stock split, dividend, combination, or recapitalization) of Series A Convertible Preferred Stock are outstanding, and in addition to any other vote required by law or the

Certificate of Incorporation, without the affirmative vote or consent, of at least two-thirds (2/3) of the Board of Directors of the Corporation taken by such Directors who are then in office, the Corporation will not:

                  (i) issue securities of the Corporation to employees, officers or directors (except securities issuable upon the exercise of outstanding options and warrants, or issuable upon the exercise of options granted in the future at fair market value as approved by the Board);

                  (ii) issue securities of the Corporation for less than fair market value (except as may be required by contractual commitments existing as of December 31, 1998); or

                  (iii) enter into any related party transaction or series of transactions, including loans with any officer, director of other affiliate of the Corporation or with their affiliates and family members, involving one hundred thousand dollars ($100,000) or more per year individually or three hundred fifty thousand dollars ($350,000) or more per year in the aggregate; or

                  (iv) adopt any additional stock option plan or increase the number of shares available for issuance under existing stock option plans.

      6. Conversions. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

            6A. Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Convertible Preferred Stock) into such number of fully paid and non-assessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Series A Convertible Preferred Stock so to be converted by $7.00 and (ii) dividing the result by the conversion price of $7.00 per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

            6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared and unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the Conversion Price of such fractional share.

            6D. Adjustment of Price Upon Issuance of Common Stock.

            From December 31, 1998 until December 31, 1999, except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced so as to be equal to the lowest net consideration per share received for each additional shares upon such issuance.

            From December 31, 1999 on, except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

            For purposes of this subparagraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

                  6D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  6D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                  6D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon the Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold at a price per share equal to $.01.

                  6D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                  6D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  6D(7) Treasury Shares. The disposition of any shares of Common Stock owned or held by or for the account of the Corporation shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

            6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance, from and after the date of filing of these terms of the Series A Convertible Preferred Stock, of up to an aggregate of 800,000 shares of Common Stock or options to issue Common Stock, or such greater number as is approved by two-thirds (2/3) of the Board of Directors of the Corporation, as adjusted to reflect the occurrence of any event described in subparagraphs 6F or 6G, to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, plus such number of shares of Common Stock which are repurchased by the Corporation from such persons after such date pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices paid by such persons to the Corporation therefor.

            6F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof.

            6G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

            6H. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by mailing such notice by

United States Postal Service via Certified or Registered Mail, Return Receipt Requested, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

            6I. Other Notices. In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give, by mailing such notice(s) by United States Postal Service via Certified or Registered Mail, Return Receipt Requested, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

            6J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges created by the Company or caused by the Company with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time.

The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

            6K. No Reissuance of Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

            6L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

            6M. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

            6N. Definition of Common Stock. As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of these terms of the Series A Convertible Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6F.

            6O. Mandatory Conversion. If at any time holders of a majority of the Series A Convertible Preferred Stock then outstanding so consent or the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock at a gross offering price of at least $5.00 per share (appropriately adjusted for any stock split, dividend, combination or recapitalization) and in which the aggregate gross price received for such shares by the Corporation shall be at least $10,000,000, then effective upon such consent or upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Series A Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6. Holders of shares of Series A Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the

Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

      7. Redemption. The shares of Series A Convertible Preferred Stock shall be redeemed as follows:

            7A. Redemption Generally. On December 31, 2002, and on each of the next two anniversaries thereafter (the "Redemption Dates", and each a "Redemption Date"), the Corporation shall, upon the written request of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock made within five (5) days after receipt of the Redemption Notice (as defined in Section 7C) (which request shall bind and inure to the benefit of all holders of Series A Convertible Preferred Stock), redeem any and all outstanding shares of Series A Convertible Preferred Stock according to the schedule and percentages listed below:

                                    Percentage of Shares of Series A Convertible
                                         Preferred Stock Then Outstanding
             Date of Redemption                    To Be Redeemed
             ------------------                    --------------

             December 31, 2002        33-1/3% of all the  shares of Series A
                                      Convertible Preferred Stock Outstanding
                                      on December 31, 2002

             December 31, 2003        50% of all the shares of Series A
                                      Convertible Preferred Stock Outstanding
                                      on December 31, 2003

             December 31, 2004        100% of all the shares of Series A
                                      Convertible Preferred Stock Outstanding
                                      on December 31, 2004

            7B. Redemption Price and Payment. The shares of Series A Convertible Preferred Stock to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $7.00 per share plus, in the case of each share an amount equal to all other dividends declared but unpaid thereon, if any, computed to such Redemption Date, such amount being referred to as the "Redemption Price".

            7C. Redemption Mechanics. At least 45 but not more than 60 days prior to each Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the

Redemption Notice is given) of shares of Series A Convertible Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date, the number of shares of Series A Convertible Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Convertible Preferred Stock to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series A Convertible Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

            7D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Convertible Preferred Stock redeemed pursuant to this Paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Convertible Preferred Stock.

      8. Fair Market Value Determinations. The fair market value of property (including securities) received by the Corporation upon any liquidation, dissolution or winding up of the Corporation or shall be determined in good faith by the Board of Directors of the Corporation after taking into consideration all factors which it deems appropriate including, without limitation, valuations of comparable companies or the absence of a going concern in the case of a liquidation, but in each case, without any discount for minority ownership position. The Board of Directors shall notify the holders of the Series A Convertible Preferred Stock by written notice, postage prepaid at its address shown on the records of the Corporation as to its determination of the fair market value of such property within thirty (30) days of a liquidation event as set forth in Section 4 hereof. The holders of the Series A Convertible Preferred Stock have the right, after receiving notice of such determination, within ten business days of any given notice, to contest such determination. In such case, the holders of the Series A Convertible Preferred Stock shall have the right to elect an independent appraisal firm, at their own expense, to make such determination, which firm shall be acceptable to the Corporation in its discretion. If the independent appraisal firm is not so acceptable, the Corporation shall select an independent appraisal firm, and the independent appraisal firm selected by the Corporation and by the holders shall jointly select a third independent appraisal firm, who shall make such determination. The independent appraisal firm so chosen shall not be informed of the identity of the party paying its fee, and shall make its determination as to the fair market value within thirty (30) days of engagement, which determination shall be final.

      9. Amendments. No provision of these terms of the Series A Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock.

                                      * * *

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law of the State of California. The total number of outstanding shares of the Corporation is 10,000,000. The number of shares voting in favor of the amendments was over 50% of the outstanding shares. The percentage vote required was a majority.

                          [SIGNATURE ON FOLLOWING PAGE]

      The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.

Executed in the City of Los Angeles, State of California, on this 23rd day of December, 1998.


                                          /s/ Michael J. Dubelko
                                          --------------------------------------
                                          Michael J. Dubelko
                                          President and Chief Financial Officer